Exhibit 99.1

News Release
L.B. Foster Company Reports Tempered Second Quarter Results after Strong First Quarter; Updates 2024 Financial Guidance and Stock Repurchase Program; Continues Enterprise Restructuring Aligned with Growth Strategy

•Second quarter net sales of $140.8 million down 4.9% year over year (organic1 down 3.4%); net sales up 13.3% sequentially over the first quarter.
•Gross profit of $30.5 million down 5.4% year over year; gross margins were flat at 21.7%.
•Second quarter net income of $2.8 million down $0.7 million, or 19.4%, from the prior year; second quarter adjusted EBITDA1 of $8.1 million down $2.5 million, or 23.8%, from the prior year.
•Net debt1 of $83.2 million down $2.5 million from the prior year quarter end and Gross Leverage Ratio1 of 2.7x up 0.2x over last year's comparable quarter end.
•Second quarter new orders1 were $171.0 million, down $12.7 million from last year, but up sequentially $38.6 million, or 29.2%. The trailing twelve month book-to-bill ratio1 was 0.93 : 1.00.
•Backlog1 was $249.8 million, down $40.3 million from last year's record high (including $6.9 million from divestitures and product line exits); backlog increased sequentially $27.5 million, or 12.4%.
•The Company continued an enterprise restructuring program aligned with its long-term strategy to reduce costs and enable investment in its growth platforms. The recently-announced restructuring action is expected to be completed in second half of 2024 and, along with net enterprise attrition, is expected to impact approximately 40 salaried employees, or 7%, of salaried workforce. Annual run rate savings are expected to be $4.5 million, with $2.0 million expected in 2024. Charges associated with the restructuring are expected to be approximately $1.5 million in the 2024 second half.
•Full year 2024 financial guidance adjusted to reflect uncertain market conditions as well as the timing of larger orders that are expected to impact working capital needs in the business. Net sales now expected to range from $525.0 million to $550.0 million; adjusted EBITDA expected to range from $34.0 million to $37.0 million; free cash flow1 expected to be breakeven with capital spending at 2.5% of sales Revised adjusted EBITDA guidance at the mid-point represents approximately 12% growth year over year, down from approximately 15% per previous guidance. The updated guidance reflects the expected favorable impact of the announced restructuring program, with restructuring charges to be excluded from adjusted EBITDA.
•The Company announced that its Board of Directors approved a modification to the previously-announced $15 million stock repurchase program, with $11.0 million remaining as of quarter end. The modification shortens the tenure to two years (now expiring in February 2025) and removes the trailing-twelve month spending restriction, increasing flexibility to repurchase a greater amount of stock through the program expiration.

PITTSBURGH, PA, August 6, 2024 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2024 second quarter operating results.

CEO Comments
John Kasel, President and Chief Executive Officer, commented "After a strong start to the year in the first quarter, second quarter results were somewhat softer as compared to last year. Sales were down 4.9%, with organic sales down 3.4% and 1.5% lower sales from portfolio actions completed last year. The organic decline was realized primarily in the Rail segment, with softness in the domestic rail market adversely impacting both volumes and pricing. On a positive note, within our growth portfolio, the technology and services components of the Rail portfolio delivered solid gains year over year, including a recovery in our UK business. Infrastructure organic sales were essentially flat
1 See "Non-GAAP Financial Measures" and "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding organic sales, adjusted EBITDA, Gross Leverage Ratio per the Company's credit agreement, net debt, new orders, backlog, book-to-bill ratio, free cash flow, and related reconciliations to their most comparable GAAP financial measure.

year over year, with continuing adverse weather conditions in the south and mid-west hampering project deliveries. Gross margins overall were 21.7%, down 10 bps versus last year, with lower margins in the Rail segment largely offset by improved margins in Infrastructure due primarily to our strategic portfolio actions. Net income was $2.8 million, down $0.7 million from last year, and Adjusted EBITDA was $8.1 million, down $2.5 million from last year, with the decline due primarily to the lower sales and margins in the Rail segment, along with $0.5 million in professional service costs incurred associated with the announced restructuring. We remain focused on executing our strategic playbook to drive growth and shareholder returns while managing the near-term headwinds we're currently experiencing."

Mr. Kasel continued, "As expected, our net debt rose $8.2 million during the quarter to fund working capital needs, capital spending for future organic growth, and our stock buyback program. We've been active with our stock repurchase program since it was announced in February 2023. Through the end of the 2024 second quarter, we've repurchased approximately 1.9% of shares outstanding for $4.0 million, with $11.0 million of the original $15 million authorization remaining. The modifications recently approved by our Board of Directors provide us greater flexibility to repurchase more shares through February 2025 in line with our capital allocation priorities. The Gross Leverage Ratio per our credit agreement was 2.7x at quarter end. While this ratio was up from 2.5x last year, we expect it will decline through the balance of 2024 as the working capital cycle turns and we generate free cash flow in the second half. We have a demonstrated history of successfully managing our leverage through challenging business cycles and the prospects for improved cash flow generation continue to improve as we move closer to wrapping up our Union Pacific settlement obligation at the end of this year."

Mr. Kasel concluded, "Order intake levels were up sequentially 29.2% over the first quarter; however, they were flat year over year in the Rail segment and down approximately 20% in Infrastructure. With the overall backlog down $40.3 million (13.9%) versus this time last year and the uncertain market conditions we currently see, we adjusted our 2024 financial guidance by lowering the top end of the range for both sales and adjusted EBITDA. While the revised outlook is lower than our previous guidance, the new mid-point for adjusted EBITDA represents growth of approximately 12% on essentially flat organic sales growth, highlighting the structural improvement in the profitability profile of the business achieved through our portfolio work. In addition, while we expect to generate $25 million to $30 million in free cash flow in the second half of the year, we are taking a more cautious view on cash generation for the full year given the softer business conditions, expected timing of larger orders in the Rail segment and funding needs for initiatives including the announced restructuring program. We began restructuring the business in the UK in the fourth quarter last year, and we are seeing the positive benefits from those actions in this year's results. With this new program, and in line with our strategic roadmap, we are taking the necessary steps to enable investment in our growth platforms and drive resource deployment efficiency across the entire business. Excluding restructuring charges, we expect savings from this program to be approximately $2.0 million in 2024, with annual run rate savings of approximately $4.5 million entering 2025. We look forward to driving profitability expansion in the second half of 2024 as we strive to build momentum toward our 2025 aspirational goals."

2024 Financial Guidance

The Company is updating its 2024 financial guidance as follows:

	Updated		Previous
$ in thousands, unless otherwise noted:	Low	High	Low	High
Net sales	$525,000	$550,000	$525,000	$560,000
Adjusted EBITDA	$34,000	$37,000	$34,000	$39,000
Capital spending as a percent of sales	2.5%	2.5%	2.0%	2.5%
Free cash flow	Breakeven		$12,000	$18,000

Second Quarter Consolidated Highlights
The Company’s second quarter performance highlights are reflected below:

	Three Months Ended June 30,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$140,796	$148,034	$(7,238)	(4.9)%
Gross profit	30,523	32,252	(1,729)	(5.4)
Gross profit margin	21.7%	21.8%	(10) bps	(0.5)
Selling and administrative expenses	$24,896	$24,528	$368	1.5
Selling and administrative expenses as a percent of sales	17.7%	16.6%	110 bps	6.6
Operating income	$4,504	$6,349	$(1,845)	(29.1)
Net income attributable to L.B. Foster Company	2,847	3,531	(684)	(19.4)
Adjusted EBITDA	8,077	10,601	(2,524)	(23.8)
New orders	170,993	183,742	(12,749)	(6.9)
Backlog	249,805	290,076	(40,271)	(13.9)

•Net sales for the 2024 second quarter were $140.8 million, down $7.2 million, or 4.9%, from the second quarter of 2023. Net sales decreased 3.4% organically and decreased 1.5% due to divestiture and product line exit activity. The decline in organic sales was primarily in the Rail segment.

•Gross profit for the 2024 second quarter was $30.5 million, a $1.7 million decrease year over year, or 5.4%, and gross profit margins decreased by 10 basis points to 21.7%. The decline in gross profit was driven primarily by lower volumes and softer market prices in the domestic rail business within the Rail segment. Margins within Infrastructure improved year over year due primarily to portfolio transformation activities, including a $0.8 million gain from the sale of an ancillary property within the Steel Products business unit.

•Selling and administrative expenses for the 2024 second quarter were $24.9 million, a $0.4 million increase, or 1.5%, over the prior year quarter. The increase was primarily attributed to $0.8 million in corporate legal expense associated with an ongoing legal matter and $0.5 million in professional services expenditures associated with the announced enterprise restructuring. Selling and administrative expenses as a percentage of net sales increased to 17.7% in the current quarter, up from 16.6% last year.

•Operating income for the 2024 second quarter was $4.5 million, down $1.8 million from the prior year quarter, due primarily to the lower sales volumes and prices and the resulting impact on gross profit.

•Net income attributable to the Company for the 2024 second quarter was $2.8 million, or $0.26 per diluted share, down $0.7 million from the prior year quarter, or 19.4%. The change in net income attributable to the Company was due to lower operating income partially offset by lower other expense. In the 2023 second quarter, other expense included a $1.0 million loss on the divestiture of the concrete Ties business.

•Adjusted EBITDA for the 2024 second quarter, which adjusts for the $0.8 million gain on the sale of fixed assets and $0.8 million for certain legal expenses, was $8.1 million, a $2.5 million decrease, or 23.8%, from the prior year quarter. The decline in adjusted EBITDA is due primarily to softer business conditions primarily in the Rail segment, coupled with higher professional services costs associated with the announced restructuring. Adjusted EBITDA for 2023 second quarter adjusts for the loss on the Ties divestiture last year.

•New orders totaling $171.0 million for the 2024 second quarter decreased $12.7 million, or 6.9%, from the prior year quarter, $2.7 million of which was due to divestiture and product line exit activity. Backlog totaling $249.8 million decreased by $40.3 million, or 13.9%, compared to the record high prior year quarter, with $6.9 million of the decline due to product line exit activity.

•Cash used by operating activities totaled $5.0 million in the second quarter, an improvement of $5.3 million over a $10.3 million use in the prior year quarter.

•Net debt of $83.2 million as of June 30, 2024 represents a decrease of $2.5 million from the prior year quarter. The Gross Leverage Ratio of 2.7x as of June 30, 2024 represents an increase of 0.2x compared to the prior year quarter.

Second Quarter Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended June 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2024	2023	2024 vs. 2023	2024 vs. 2023
Net sales	$85,594	$91,616	$(6,022)	(6.6)%
Gross profit	$17,875	$19,847	$(1,972)	(9.9)
Gross profit margin	20.9%	21.7%	(80) bps	(3.6)
Segment operating income	$5,431	$6,627	$(1,196)	(18.0)
Segment operating income margin	6.3%	7.2%	(90) bps	(12.3)
New orders	$116,996	$115,985	$1,011	0.9
Backlog	$114,794	$132,451	$(17,657)	(13.3)

•Net sales for the 2024 second quarter were $85.6 million, a $6.0 million decrease, or 6.6%, from the prior year quarter, with 5.0% of the decline due to organic sales and 1.5% from divestiture activity. The organic sales decline was driven primarily by lower volumes and softer market prices in the Rail Products business unit.

•Gross profit for the 2024 second quarter was $17.9 million, a $2.0 million decrease, and gross profit margins decreased by 80 basis points to 20.9%. The gross profit decline was driven primarily by lower overall sales and margins within Rail Products, partially offset by improved margins in Global Friction Management and Technology Services and Solutions, including a recovery in our United Kingdom business.

•Segment operating income for the 2024 second quarter was $5.4 million, a $1.2 million decrease from the prior year quarter, due to the decline in gross profit, partially offset by lower selling and administrative expenses.

•Orders increased by $1.0 million, despite a $3.4 million decline from the Ties divestiture in the prior year. Strength in Rail Products more than offset order declines in Global Friction Management and Technology Services and Solutions. Backlog of $114.8 million decreased $17.7 million from the prior year quarter driven primarily by Rail Products and lower business activity in the United Kingdom, partially offset by improvements in Global Friction Management and the domestic Total Track Monitoring businesses. Second quarter orders and backlog increased sequentially 39.7% and 33.4%, respectively.

Infrastructure Solutions Segment

	Three Months Ended June 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2024	2023	2024 vs. 2023	2024 vs. 2023
Net sales	$55,202	$56,418	$(1,216)	(2.2)%
Gross profit	$12,648	$12,405	$243	2.0
Gross profit margin	22.9%	22.0%	90 bps	4.2
Segment operating income	$3,618	$2,752	$866	31.5
Segment operating income margin	6.6%	4.9%	170 bps	34.9
New orders	$53,997	$67,757	$(13,760)	(20.3)
Backlog	$135,011	$157,625	$(22,614)	(14.3)

•Net sales for the 2024 second quarter were $55.2 million, down $1.2 million, or 2.2%, from the 2023 second quarter. Product line exit activity contributed 1.4% of the sales decline, while organic sales decreased 0.7%, both of which are attributed to the Steel Products business unit.

•Gross profit for the 2024 second quarter was $12.6 million, a $0.2 million increase, and gross profit margins increased 90 basis points to 22.9% driven by Steel Products, which included a $0.8 million gain associated with the sale of fixed assets. Partially offsetting were slightly lower margins in the Precast Concrete Products business.

•Segment operating income for the 2024 second quarter was $3.6 million, up $0.9 million over the prior year quarter due primarily to higher gross profit levels, including the $0.8 million fixed asset sale gain, and lower selling and administrative expenses.

•Second quarter new orders were $54.0 million, down $13.8 million from the prior year quarter. The lower order rates are due to softer business activity in the Steel Products business unit, primarily within the Protective Coatings business. Precast Concrete Products orders were flat year over year. Backlog of $135.0 million reflects a $22.6 million decrease from the prior year quarter, $6.9 million of which was due to product line exit activity. Second quarter orders increased 11.0% sequentially while backlog declined 0.9%.

First Six Months Consolidated Highlights

The Company's first six months performance highlights are presented below.

	Six Months Ended June 30,		Change	Percent Change
	2024	2023	2024 vs. 2023	2024 vs. 2023

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$265,116	$263,522	$1,594	0.6%
Gross profit	56,772	55,543	1,229	2.2
Gross profit margin	21.4%	21.1%	30 bps	1.4
Selling and administrative expenses	$47,645	$45,951	$1,694	3.7
Selling and administrative expenses as a percent of sales	18.0%	17.4%	60 bps	3.4
Operating income	$6,787	$6,852	$(65)	(0.9)
Net income attributable to L.B. Foster Company	7,283	1,379	5,904	**
Adjusted EBITDA	14,010	15,083	(1,073)	(7.1)
New orders	303,378	323,258	(19,880)	(6.1)
Backlog	249,805	290,076	(40,271)	(13.9)
**Results of this calculation not considered meaningful.

•Net sales for the first six months of 2024 were $265.1 million, up $1.6 million, or 0.6%, over the prior year period. Net sales increased 5.5% organically and decreased 4.9% due to divestiture and product line exit activity. Organic sales growth was driven by the Rail, Technologies, and Services segment.

•Gross profit for the first six months of 2024 was $56.8 million, a $1.2 million increase year over year, or 2.2%, and gross profit margins increased by 30 basis points to 21.4%. The improvement in gross profit in the first half was due to the business portfolio changes in line with the Company's strategic transformation along with overall higher sales volumes and favorable mix realized in the first quarter.

•Selling and administrative expenses for the first six months of 2024 were $47.6 million, a $1.7 million increase, or 3.7%, over the prior year period. The increase was primarily attributed to corporate legal costs and $0.8 million in professional services expenditures associated with the announced enterprise restructuring. Selling and administrative expenses as a percentage of net sales increased to 18.0% in the first six months up from 17.4% last year.

•Operating income for the first six months of 2024 was $6.8 million, down $0.1 million from the prior year period. The decrease in operating income was due to increased selling and administrative expenses, partially offset by improvement in gross profit and lower intangible amortization expense.

•Net income attributable to the Company for first six months of 2024 was $7.3 million, or $0.66 per diluted share, favorable by $5.9 million to the prior year period. The change in net income attributable to the Company was due to favorable other income of $3.7 million in 2024 compared to other expense of $2.5 million in 2023. Other income for the first six months of 2024 included a net gain of $3.5 million on the sale of the Company's former joint venture facility in this year's first quarter. Other expense in the prior year included $3.1 million associated with losses on divestitures.

•Adjusted EBITDA for the first six months of 2024, which adjusts for the net gain on the sale of the Company's former joint venture facility, gain on the sale of fixed assets in the second quarter, and certain legal expenses, was $14.0 million, a $1.1 million decrease, or 7.1%, from the prior year period. Adjusted EBITDA for the first six months of 2023 adjusts for the loss on divestitures and acquisition-related contingent consideration adjustments. The decrease in Adjusted EBITDA is due primarily to higher professional services expenditures associated with the announced enterprise restructuring.

•New orders totaling $303.4 million for the first six months of 2024 decreased $19.9 million, or 6.1%, from the prior year period, $13.9 million of which was due to divestiture and exit activity.

•Cash used by operating activities in the six months ended June 30, 2024 totaled $26.8 million, an increased use of $23.5 million over cash used by operating activities of $3.3 million in the prior year period.

Second Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2024 operating results on Tuesday, August 6, 2024 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through August 13, 2024 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BI47056dfe11f642159b92a1a547b561f1 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes free cash flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

Organic order growth (decline) depicts new orders excluding the effects of divestiture and product line exit activities. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing order growth on a consistent basis. Portfolio changes are considered based on their comparative impact over the last three months, to determine the differences in 2023 versus 2024 results due to these transactions.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of recently-finalized environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Track Components, Chemtec, and Ties businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., VanHooseCo Precast LLC, and Cougar Mountain Precast, LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; the results of the United Kingdom's 2024 parliamentary election, uncertainties related to the U.S. 2024 Presidential election, and any corresponding changes to policy or other changes that could affect United Kingdom or U.S. business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine and Israel and Hamas; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Stephanie Schmidt
(412) 928-3400
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Sales of goods	$122,417	$132,167	$226,880	$230,705
Sales of services	18,379	15,867	38,236	32,817
Total net sales	140,796	148,034	265,116	263,522
Cost of goods sold	93,705	101,069	175,174	179,134
Cost of services sold	16,568	14,713	33,170	28,845
Total cost of sales	110,273	115,782	208,344	207,979
Gross profit	30,523	32,252	56,772	55,543
Selling and administrative expenses	24,896	24,528	47,645	45,951
Amortization expense	1,123	1,375	2,340	2,740
Operating income	4,504	6,349	6,787	6,852
Interest expense - net	1,493	1,574	2,618	2,962
Other (income) expense - net	(152)	719	(3,688)	2,546
Income before income taxes	3,163	4,056	7,857	1,344
Income tax expense	346	563	635	22
Net income	2,817	3,493	7,222	1,322
Net loss attributable to noncontrolling interest	(30)	(38)	(61)	(57)
Net income attributable to L.B. Foster Company	$2,847	$3,531	$7,283	$1,379

Per share data attributable to L.B. Foster shareholders:
Basic earnings per common share	$0.26	$0.32	$0.68	$0.12
Diluted earnings per common share	$0.26	$0.32	$0.66	$0.12

Average number of common shares outstanding - Basic	10,793	10,807	10,777	10,800
Average number of common shares outstanding - Diluted	11,060	10,878	11,062	10,866

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,021	$2,560
Accounts receivable - net	75,889	53,484
Contract assets - net	20,562	29,489
Inventories - net	80,085	73,496
Other current assets	10,912	8,961
Total current assets	191,469	167,990
Property, plant, and equipment - net	75,608	75,999
Operating lease right-of-use assets - net	13,313	14,905
Other assets:
Goodwill	32,019	32,587
Other intangibles - net	17,078	19,010
Other assets	3,774	2,715
TOTAL ASSETS	$333,261	$313,206
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,920	$40,305
Deferred revenue	7,532	12,479
Accrued payroll and employee benefits	7,921	16,978
Current portion of accrued settlement	6,000	8,000
Current maturities of long-term debt	167	102
Other accrued liabilities	12,889	17,442
Total current liabilities	80,429	95,306
Long-term debt	87,006	55,171
Deferred tax liabilities	1,173	1,232
Long-term operating lease liabilities	10,497	11,865
Other long-term liabilities	6,504	6,797
Stockholders' equity:
Common stock	111	111
Paid-in capital	42,612	43,111
Retained earnings	131,916	124,633
Treasury stock	(6,405)	(6,494)
Accumulated other comprehensive loss	(21,156)	(19,250)
Total L.B. Foster Company stockholders’ equity	147,078	142,111
Noncontrolling interest	574	724
Total stockholders’ equity	147,652	142,835
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$333,261	$313,206

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and organic results adjusted for the impact of 2024 and 2023 divestiture and product line exit activity. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three and six months ended June 30, 2024, the Company made adjustments to exclude the gain on an asset sales and a legal settlement. In the three and six months ended June 30, 2023, the Company made adjustments to exclude the loss on a divestiture and contingent consideration adjustments associated with the VanHooseCo acquisition. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Organic sales growth (decline) is a non-GAAP financial measure of sales growth (decline) (which is the most directly comparable GAAP measure) excluding the effects of divestiture and product line exit activities. Management believes this measure provides investors with a supplemental understanding of underlying trends by providing sales growth on a consistent basis. Management provides organic sales growth (decline) at the consolidated and segment levels. Portfolio changes are considered based on their comparative impact over the last three months, to determine the differences in 2023 versus 2024 results due to these transactions.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and adjustments to segment results to exclude portfolio actions and one-time adjustments made (in thousands, except for percentages and ratios):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

	(Unaudited)		(Unaudited)
Adjusted EBITDA Reconciliation
Net income, as reported	$2,817	$3,493	$7,222	$1,322
Interest expense - net	1,493	1,574	2,618	2,962
Income tax expense	346	563	635	22
Depreciation expense	2,362	2,484	4,736	4,989
Amortization expense	1,123	1,375	2,340	2,740
Total EBITDA	$8,141	$9,489	$17,551	$12,035
Gain on asset sale	(815)	—	(4,292)	—
Legal expense	751	—	751	—
Loss on divestiture	—	1,041	—	3,074
VanHooseCo contingent consideration	—	71	—	(26)
Adjusted EBITDA	$8,077	$10,601	$14,010	$15,083

	June 30, 2024	June 30, 2023
Net Debt Reconciliation
Total debt	$87,173	$89,505
Less: cash and cash equivalents	(4,021)	(3,880)
Net debt	$83,152	$85,625

Change in Consolidated Sales	Three Months Ended June 30,	Percent Change	Six Months Ended June 30,	Percent Change
2023 net sales, as reported	$148,034		263,522
Decrease due to divestitures and exit	(2,231)	(1.5)%	(12,871)	(4.9)%
Change due to organic sales	(5,007)	(3.4)%	14,465	5.5%
2024 net sales, as reported	$140,796		265,116

Total sales change, 2023 vs 2024	$(7,238)	(4.9)%	$1,594	0.6%

Change in Rail, Technologies, and Services Sales	Three Months Ended June 30,	Percent Change	Six Months Ended June 30,	Percent Change
2023 net sales, as reported	$91,616		$156,000
Decrease due to divestiture	(1,413)	(1.5)%	(2,114)	(1.4)%
Change due to organic sales	(4,609)	(5.0)%	14,331	9.2%
2024 net sales, as reported	$85,594		$168,217

Total sales change, 2023 vs 2024	$(6,022)	(6.6)%	$12,217	7.8%

Change in Infrastructure Solutions Sales	Three Months Ended June 30,	Percent Change	Six Months Ended June 30,	Percent change
2023 net sales, as reported	$56,418		$107,522
Decrease due to divestiture and exit	(818)	(1.4)%	(10,757)	(10.0)%
Change due to organic sales	(398)	(0.7)%	134	0.1%
2024 net sales, as reported	$55,202		$96,899

Total sales change, 2023 vs 2024	$(1,216)	(2.2)%	$(10,623)	(9.9)%

Note percentages may not foot due to rounding.